Exhibit 12

CDN $30,000                      Toronto, Ontario

 May 6, 2015

FOR VALUE RECEIVED, the undersigned, Algae Dynamics Corp. (the "Borrower"), hereby promises to pay to the order of, _Teresa Nowak_  having an address at _4213 Bloor Street West, Etobicoke, Ontario M9C 1Z6_(the "Lender”), the principal sum of _$33,000_ [110% of amount borrowed] plus any accrued and unpaid interest by May 6, 2016. (All monetary amounts herein not otherwise identified are expressed in Canadian Dollars).

This Note shall bear interest at the rate of 12% per annum, payable quarterly.

All amounts owing pursuant to this Note but not yet paid shall, without any notice, demand, presentment or protest of any kind, automatically become immediately due if the Borrower commences or has commenced against it any bankruptcy or insolvency proceeding.  All amounts owing pursuant to this Note but not yet paid shall, without any notice, demand, presentment or protest of any kind, become immediately due at the sole option of the Lender if (1) any amount owing pursuant to this Note is not paid when due, (2) the Borrower is dissolved, or becomes insolvent (however such insolvency is evidenced), or (3) there occurs or exists any material event or condition of default for purposes of any security agreement, mortgage or other agreement now or hereafter in effect between the Lender and the Borrower;

All payments under this Note are to be made to the Lender at the Lender’s address referenced above or at such other address as the Lender may from time to time designate in writing;

The Borrower promises to pay reasonable costs and expenses incurred by the Lender in collecting this Note and enforcing the Lender’s rights hereunder, including, but not limited to, the reasonable fees and disbursements of legal counsel to the Lender.

Failure or delay by the Lender in exercising, or a single or partial exercise of, any power or right hereunder shall not operate as a waiver thereof or of any other power or right or preclude any other future exercise of that or any other power or right.  A waiver of any power or right hereunder shall be in writing, shall be limited to the specific instance and shall not be deemed a waiver of the subject power or right in the future or a waiver of any other power or right.

This Note may not be modified or terminated orally or by any course of conduct but only by an agreement in writing duly executed by the Borrower and the Lender.

This Note shall be governed by and construed, interpreted and enforced in accordance with the laws of the Province of Ontario applicable therein without regard to principles of conflict of laws.

As Borrower: Algae Dynamics Corp.

By: ___________________